                                                                  EXHIBIT (d)(2)



                             STOCK OPTION AGREEMENT
--------------------------------------------------------------------------------

OPTIONEE:
GRANT DATE:                                 NUMBER OF OPTION SHARES:
EXPIRATION DATE:                            EXERCISE PRICE PER SHARE:
--------------------------------------------------------------------------------


THIS STOCK OPTION AGREEMENT is made between Norstan, Inc. (the "Company"), and you (the "Optionee"), pursuant to the provisions of the Norstan, Inc. 1995 Long-Term Incentive Plan. Together, the parties agree as follows:

GRANT OF OPTION. The Company grants to the Optionee the right to purchase all or any part of the total number of shares of Norstan common stock set forth above (the "Option Shares").

PURCHASE PRICE. The purchase price of the shares of the common stock covered by this option shall be the Exercise Price per share as stated above.

TERM OF OPTION. The term of this option is ten years beginning on the Grant Date and continuing until the Expiration Date set forth above, unless earlier terminated as provided in this document (see "Termination of Employment" and "Death of Optionee" below).

EXERCISE OF OPTION. Except as otherwise provided in this agreement, this option will be exercisable in cumulative installments based on the following vesting schedule:

         (1) Up to 33% (one-third) of the Option Shares may be purchased as of the Grant Date;

         (2) Up to 66% (two-thirds) of the Option Shares (less any shares previously purchased pursuant to this option) may be purchased at any time after one year from the Grant Date;

         (3) Up to 100% of the Option Shares (less any shares previously purchased pursuant to this option) may be purchased at any time after two years from the Grant Date.

These Option Shares may be purchased at any time after they vest and prior to termination of this option by providing to the Company the full purchase price of such shares including all applicable taxes and exercise documents which are available through the HR Service Center.*

TERMINATION OF EMPLOYMENT. If the Optionee shall cease to be employed by the Company (or its Subsidiaries) as a result of retirement (at age 65 or older) or disability, this option will become fully vested and may be exercised within a period of one year after such termination of employment, but in no case later than the Expiration Date. If termination of employment occurs for any other reason (other than death) than this option may be exercised with respect to vested shares only within a period of ninety days after such termination of employment, but in no case later than the Expiration Date.

DEATH OF OPTIONEE. In the event of the death of the Optionee while employed by the Company or by a subsidiary of the Company, this option will become fully vested and may be exercised within a period of one year after the date of death, but in no case later than the Expiration Date. In such event,



                                    (d)(2)-1
this option shall be exercisable only by the executors or administrators of the Optionee or by the person or persons to whom the Optionee's rights under the option shall pass by the Optionee's Will or the laws of descent and distribution, as applicable.

ADJUSTMENTS. In the event that the Compensation and Stock Option Committee of the Company (the "Committee") determines, while any portion of this option is outstanding and unexercised, that a change in capital or organization structure or other similar corporate event which affects the shares of common stock has occurred (e.g. stock split, recapitalization, etc.), then the Committee shall, in such manner as it may deem equitable, adjust (i) the number of common stock shares subject to this option and/or (ii) the exercise price with respect to this option. Such adjustments may be required by the Committee in order to prevent dilution or enlargement of the benefits intended to be made available under this option.

CHANGE IN CONTROL. In case any Change in Control occurs, this option, if then outstanding, shall become immediately and fully exercisable (as of the date of the Change in Control) whether or not otherwise exercisable by its terms. For the purposes of this option, a Change in Control shall be deemed to occur when and if:

         (1) any Person (meaning any individual, firm, corporation, partnership, trust or other entity, and includes a "group" (as that term is used in Sections 13(d) and 14(d) of the Act), but excludes Continuing Directors (as defined below) and benefit plans sponsored by the Company):

                  (a) makes a tender or exchange offer for any shares of the Company's outstanding voting securities at any point in time (the "Company Stock") pursuant to which any shares of the Company's Stock are purchased; or

                  (b) together with its "affiliates" and "associates" (as those terms are defined in Rule 12b-2 under the Securities Exchange Act of 1934 (the "Act")) becomes the "beneficial owner" (within the meaning of Rule 13d-3 under the Act) of at least 20% of the Company's Stock; or

         (2) the shareholders of the Company approve a definitive agreement or plan to merge or consolidate the Company with or into another unaffiliated corporation, to sell or otherwise dispose of all or substantially all of its assets, or to liquidate the Company; or

         (3) a majority of the members of the Board become individuals other than Continuing Directors (as defined below).

       A "Continuing Director" means: (a) any member of the Board as of September 13, 2001, and (b) any other member of the Board, from time to time, who was (i) nominated for election by the Board or (ii) appointed by the Board to fill a vacancy on the Board or to fill a newly-created directorship, in each case excluding any individual nominated or appointed (y) at a Board meeting at which the majority of directors present are not Continuing Directors or (z) by unanimous written action of the Board unless a majority of the directors taking such action are Continuing Directors.

         NORSTAN, INC.                                  OPTIONEE

         /s/ JAMES C. GRANGER                           ------------------------
         PRESIDENT AND CEO                              NAME



                                    (d)(2)-2

         o This option is in all respects subject to and governed by all of the provisions of the Norstan, Inc. 1995 Long-Term Incentive Plan (the "Plan"). The interpretation and construction of any provision of the Plan and this option shall be made by the Committee and shall be final, binding and conclusive.

         o This option is not intended to be and will not be treated as an "incentive stock option" within the meaning of section 422A of the Internal Revenue Code of 1986, as amended.

         o        This option is not transferable by the Optionee.

         o Neither the Optionee nor his/her legal representatives will be deemed to be a holder of any Option Shares for any purpose until certificates for these shares are issued to him/her under the terms of this agreement.

         o This option will not confer upon the Optionee any right with respect to continuance of employment by the Company or a Subsidiary of the Company, nor will it interfere in any way with the Company's right or the Subsidiary's right to terminate his/her employment at any time.

* THE NORSTAN, INC. 1995 LONG-TERM INCENTIVE PLAN, THE CURRENT PLAN PROSPECTUS, AND A FAQ'S SHEET ARE AVAILABLE IN NORNET OR BY CALLING MARY KIERNAN AT 952-352-4194.




                                    (d)(2)-3